Exhibit 23.4

GRANT THORNTON LLP 200 S. Orange Avenue, Suite 2050 Orlando, FL 32801 D +1 407 481 5100 F +1 407 481 5190

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 21, 2020 with respect to the historical summary of revenues and direct costs of revenues of the multi-tenant commercial retail property called the Strand for the year ended December 31, 2018 included in Form 8-K/A of Consolidated-Tomoka Land Co. (now known as “CTO Realty Growth, Inc”), which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Orlando, Florida

September 3, 2020

GT.COM	U.S. member firm of Grant Thornton International Ltd